Exhibit 99.4

協議書

Share Transfer Agreement

甲方:鄧維原

Party A: Wei-Yuan Teng

乙方:

Party B: ________

說明

Recitals

甲方於2004年擔任江博先進科技股份有限公司負責人期間，經由董事會及公司經營團隊於2009年進行投資達人企管顧問股份有限公司投資案會議，於會議決議第四點第三項中提到「本人鄧維原將確保投資的本金不可以虧損，若投資發生虧損時本人鄧維原將全權負責賠償給全體股東。」本人承諾若投資案讓公司受損害時本人將負起賠償投資款項之責任，投資至今已達8年未果，本人將實現承諾負起償還投資款項之責任。

Since 2004, Party A had served as the legal representative of Jiangbo Advanced Technology Co., Ltd.(“Jiangbo”) and the chairman of the Board of Directors of Jiangbo (the “Board”). In 2009, the Board passed resolutions pursuant to which the Company invested in Daren Enterprise Management Consulting Co., Ltd.(“Daren”) In accordance with Section 3 Paragraph 4 of the minutes of the special Board meeting relating to such investment, Mr. Wei-Yuan Teng made a personal guarantee that he would pay back the shareholders of Jiangbo in connection with any loss relating to Jiangbo’s investment in Daren. Mr. Teng promised to be responsible for any losses caused by such investment. Till now after approximately eight years, the investment in Daren has made no return to Jiangbo. Mr. Teng decides to pay back the losses of the investment in Daren.

協議內容

The Parties agree to the following:

一、	雙方合意乙方所占投資金額換算後為	美元

The two Parties have agreed to the amount of investment from Party B is $____ as converted to U.S. dollars.

甲方將以Imperial Garden & Resort, Inc.公司原始股權換算同等價值之股票作為抵償。

Party A will pay Party B certain number of ordinary shares (the “Ordinary Shares”) of Imperial Garden & Resort, Inc. that shall have equal monetary value of the investment value, at a per share price of $5, the assumed initial public offering (the “IPO”) price of Imperial Garden & Resort, Inc.

二、	甲方所提供Imperial Garden & Resort, Inc.公司之股權需可作為股票交易中心之自由流通股，可由乙方自由出售。

The Ordinary Shares paid or transferred by Party A, shall be freely tradable on a stock exchange and available for sales by Party B at any time after the IPO.

三、	甲方應擔保所轉讓之股份均為合法取得，享有合法處分權限，絕無出質、出售、受第三人信託、限制買賣或其他權利瑕疪。

Party A shall warranty and represent that the Ordinary Shares to be transferred to Party B are legally acquired, Party A has the full legal rights to transfer and sell such Ordinary Shares, and the Ordinary Shares shall bear no pledge, encumbrance, or be subject to no limitation regarding the owner’s rights to resell or transfer thereof.

四、	甲方所提供Imperial Garden & Resort, Inc.公司股票，設立文件如附件。

Party A shall provide a form of stock certificate of Imperial Garden & Resort, Inc., and the relating incorporation documents herein attached as Exhibit A.

五、	雙方合意於協議簽訂起算所產生之稅額將由甲、乙方自行負擔。

The Parties agree that any tax caused by the execution of the Share Transfer Agreement and the contemplated transactions will be borne by Party A and Party B, respectively.

甲方(Party A):鄧維原Wei-Yuan Teng

身分證字號(ID Number):

地址 (Address):

日期(Date): May_, 2017

乙方(Party B):

身分證字號(ID Number):

地址(Address):

日期(Date): May_, 2017

Exhibit A